Exhibit 10.2

AMENDMENT TO THE
BREAD FINANCIAL EXECUTIVE DEFERRED COMPENSATION PLAN
This Amendment to the Bread Financial Executive Deferred Compensation Plan (the “Plan”), made pursuant to the right to amend reserved in Section 12.1 of the Plan, amends the Plan as follows, effective January 1, 2024.
1.The definition of “Base Salary” is hereby deleted and replaced in its entirety with the following:
“Base Salary” means the annual rate of base pay paid by the Employer to or for the benefit of the Participant for services rendered, excluding any and all incentive compensation or other bonuses that may be paid.
2.Article 3, Section 3.1 is hereby deleted and replaced in its entirety with the following:
“3.1    Eligibility. Any Associate (a) whose Base Salary is greater than or equal to that of a “Highly Compensated Employee,” as such term is defined in Section 414(q) of the Internal Revenue Code, adjusted annually as applicable, on the first day of the Enrollment Period for the Plan Year, and (b) who the Committee determines to be part of a select group of management or highly compensated employees of an Employer, is eligible to be designated by the Committee to be a Participant.”
3.In all other respects, the Plan will remain unchanged and in full force and effect.
BREAD FINANCIAL HOLDINGS, INC.

By: /s/ Cara M. Tutton

Title: VP, Total Rewards